EXHIBIT 10.1

Execution Copy

MEMBERSHIP INTEREST

PURCHASE AND SALE AGREEMENT

BY AND AMONG

PRIP 10637, LLC,

a Delaware limited liability company

AS PURCHASER,

SHILOH CROSSING PARTNERS II, LLC,

an Indiana limited liability company

AS SELLER

AND

GLENWOOD HOUSING PARTNERS I, LLC,

an Indiana limited liability company,

AS THE COMPANY

As of December 1, 2006

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ARTICLE 7 CASUALTY AND CONDEMNATION		24
7.1	Casualty or Condemnation	24
7.2	Notice of Condemnation or Casualty	24

ARTICLE 8 COMMISSIONS		24
8.1	Representation and Indemnity	24
8.2	Survival	25

ARTICLE 9 ESCROW AGENT		25
9.1	Investment of Deposit	25
9.2	Payment at Closing	25
9.3	Payment on Demand	25
9.4	Exculpation of Escrow Agent	25
9.5	Stakeholder	26
9.6	Interest	26
9.7	Execution by Escrow Agent	26

ARTICLE 10 MISCELLANEOUS		26
10.1	Confidentiality and Public Disclosure	26
10.2	Assignment	27
10.3	Notices	27
10.4	Modifications	28
10.5	Calculation of Time Periods	28
10.6	Successors and Assigns	28
10.7	Entire Agreement	28
10.8	Further Assurances	28
10.9	Counterparts	29
10.10	Severability	29
10.11	Applicable Law	29
10.12	No Third Party Beneficiary	29
10.13	Exhibits and Schedules	29
10.14	Captions	30
10.15	Construction	30
10.16	Termination of Agreement	30
10.17	Survival	30
10.18	Time of Essence	30

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MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of December 1, 2006 (the “Effective Date”), by and among PRIP 10637, LLC, a Delaware limited liability company (“Purchaser”), SHILOH CROSSING PARTNERS II, LLC, an Indiana limited liability company (“Seller”), and GLENWOOD HOUSING PARTNERS I, LLC, an Indiana limited liability company (the “Company”).

BRADLEY B. CHAMBERS, a resident of the State of Indiana (“Chambers”), BUCKINGHAM INVESTMENT CORPORATION, an Indiana corporation (“Buckingham”), and ICE MILLER LLP (“Escrow Agent”) are parties to this Agreement for the limited purposes set forth herein

WITNESSETH:

ARTICLE 1

PURCHASE AND SALE

1.1 Agreement of Purchase and Sale of Membership Interest. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell, transfer, assign, set over and convey, or cause to be conveyed, to Purchaser on the Closing Date (as hereinafter defined), and Purchaser hereby agrees to purchase from Seller on the Closing Date, such right, title and interest of Seller in and to its membership interests, and all other legal and equitable interests in the Company, such that following said transfer Purchaser shall own sixty-five percent (65%) of all legal and equitable interests in the Company, free and clear of any and all liens, encumbrances and other interests (collectively, the “Membership Interest”).

1.2 Company Property. Seller represents and warrants to Purchaser that the Company owns the following:

(a) that certain tract or parcel of land located in Hamilton County, Ohio, and more particularly described on Schedule 1.2(a), attached hereto and by this reference made a part hereof (the property described in this clause (a) being herein referred to as the “Land”), together with any rights, easements and appurtenances pertaining to the Land;

(b) the structures and other improvements (if any) on the Land (the property described in this clause (b) being herein referred to as the “Improvements”, and the Land and the Improvements being hereinafter sometimes collectively referred to as the “Real Property”);

(c) all of the right, title and interest in, to and under all tangible personal property upon the Land or within the Improvements, including specifically, without limitation, appliances, equipment, furniture, carpeting, draperies and curtains, tools and supplies, and other items of tangible personal property owned by the Company and used exclusively in connection with the ownership, use, maintenance or operation of the Land and the Improvements, and including those items of tangible personal property identified on Schedule 1.2(c), attached hereto and incorporated herein by this reference, but excluding (i) personal property owned by tenants under the Leases, (ii) any equipment installed by, or in connection with, any telecommunication or utility provider and which is owned by any party other than the Company, and (iii) any items leased to the Company (the property described in this clause (c), other than the excluded items, being herein referred to collectively as the “Tangible Personal Property”).

(d) all of the right, title and interest as landlord or lessor in, to and under all agreements listed and described on Schedule 1.2(d) (the “Rent Roll”) attached hereto and made a part hereof, pursuant to which any portion of the Land or Improvements is used or occupied by anyone other than the Company (the property described in this clause (d) being herein referred to collectively as the “Leases”);

(e) all right, title and interest as the owner in, to and under (i) the contracts listed and described on Schedule 1.2(e) (the “Service Contracts”) attached hereto and made a part hereof, (ii) all existing warranties and guaranties issued to or inuring to the benefit of the Company in connection with the Improvements or the Tangible Personal Property, and (iii) all governmental permits, licenses and approvals, if any, belonging to or inuring to the benefit of Company and pertaining to the Real Property or the Tangible Personal Property (the property described in this clause (e) being sometimes herein referred to collectively as the “Intangible Property”.

1.3 Property Defined. The Land, the Improvements, the Leases and the Intangible Property are hereinafter sometimes referred to collectively as the “Property.”

1.4 Permitted Exceptions. At Closing, Seller covenants that the Company shall hold good, marketable and indefeasible title to the Property subject only to the matters which are, or are deemed to be, Permitted Exceptions pursuant to ARTICLE 2 hereof (herein referred to collectively as the “Permitted Exceptions”).

1.5 Purchase Price. Seller is to sell, and Purchaser is to purchase, the Membership Interest for a total purchase price of Four Million Sixty-Two Thousand Five Hundred Dollars ($4,062,500.00) (the “Purchase Price”). The Purchase Price shall be paid and allocated as follows: (i) Three Million Eight Hundred Thirty-Five Thousand Dollars ($3,835,000.00) shall be paid to Seller (subject to the prorations and adjustments hereinafter provided), (ii) Thirty-Two Thousand Five Hundred Dollars ($32,500.00) shall be paid to the Company to be used for the working capital needs of the Company after the Closing, and (iii) the remainder of the Purchase Price shall be used to fund Purchaser’s pro rata share of the closing costs of the Company contemplated by Section 5.3(a).

1.6 Payment of Purchase Price. The Purchase Price shall be payable in full at Closing in cash by wire transfer of immediately available federal funds to a bank account of Ice Miller LLP, in its capacity as escrow agent (the “Escrow Agent”) designated by Escrow Agent in writing to Purchaser prior to the Closing

1.7 Deposit. Within three (3) business days following the satisfaction of the condition set forth in Section 4.6(e), Purchaser shall deposit with Escrow Agent the sum of Five Hundred Thousand Dollars ($500,000.00) by wire transfer of immediately available funds (the “Deposit”). The Escrow Agent shall invest the Deposit pursuant to Purchaser’s directions and in accordance with the terms and conditions of ARTICLE 9. All interest accruing and other income earned on such sum shall become a part of the Deposit and shall be distributed as a part of the Deposit in accordance with the terms of this Agreement. In any event, if Purchaser is entitled to have Deposit returned to Purchaser pursuant to any provision of this Agreement, then One Hundred Dollars ($100.00) of the Deposit shall nevertheless be paid to Seller as good and sufficient consideration for entering into this Agreement. In addition, Seller acknowledges that Purchaser, in evaluating the Property and the Membership Interests and performing its due diligence investigation of the Property and the Membership Interests, will devote internal resources and incur expenses, and that such efforts and expenses of Purchaser also constitute good, valuable and sufficient consideration for this Agreement.

ARTICLE 2

TITLE AND SURVEY

2.1 Title Insurance; Survey. Prior to the Effective Date, Seller has delivered to Purchaser its existing title insurance policy number O-9993-11010656 insuring the Real Property (the “Title Policy”) issued by Stewart Title Guaranty Company (the “Title Company”). Prior to the Effective Date, Seller has also delivered to Purchaser a current survey of the Real Property prepared by a licensed surveyor (such survey, as it may be subsequently updated or revised, the “Survey”).

2.2 Title to the Property. At Closing, the Company shall own good, marketable and indefeasible title to the Property, subject only the Permitted Exceptions. It shall be a condition to Purchaser’s obligation to close this transaction that the Title Company shall have issued to Purchaser a current title report updating the status of title to the Real Property since the effective date of the Title Policy (the “Title Update”) and confirming that the Company continues to own good, marketable and indefeasible title to the Property, subject only to the following matters (the “Permitted Exceptions”):

(a) the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the Closing Date, subject to proration and adjustment as herein provided;

(b) the rights of tenants, as tenants only, under the Leases described in the Rent Roll and any new Leases entered into between the Effective Date and Closing and (if required) approved by Purchaser in accordance with the terms of this Agreement;

(c) the matters set forth on Schedule B of the Title Policy;

(d) the items shown on the Survey; and

(e) the documents evidencing and securing the Existing Financing (hereinafter defined).

ARTICLE 3

INSPECTION PERIOD

3.1 Right of Inspection of the Property.

(a) From and after the Effective Date and so long as this Agreement remains in full force and effect, Purchaser, subject to the rights of tenants at the Property, shall have the right to make a physical inspection of the Property, and Purchaser, personally or through agents, employees or contractors, may go upon the Property during normal business hours or at other reasonable times to make boundary line or topographical surveys and to conduct such studies, tests, samplings, investigations and analyses of any and all aspects of the Property as Purchaser deems necessary or desirable, including, without limitation, engineering, environmental, soil, and groundwater and other tests, samplings and studies of the Property. Purchaser’s environmental study of the Property may include, among other matters, studies of soil and groundwater contamination, asbestos, polychlorinated biphenyls (PCBs), lead in drinking water, lead based paint, radon gas, and wetlands. Seller and the Company will provide Purchaser and its agents with access to the Property and will cooperate with Purchaser’s surveys, studies, tests, samplings, investigations, and analyses.

(b) In addition to any other obligation to assist Purchaser in the inspection of the Property, Seller hereby agrees to provide to Purchaser, within ten (10) days after the Effective Date, true and correct copies of all materials described on Schedule 3.1(b) attached hereto and by this reference made a part hereof, to the extent Seller has not already done so and these materials are available to Seller, the Company, or any consultants employed by Seller or the Company, or are in the reasonable control of Seller, the Company, or any consultants employed by Seller or the Company.

(c) Purchaser shall indemnify, hold harmless and defend the Company from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys’ fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) of whatsoever nature (individually, a “Claim,” and collectively, “Claims”) that may be incurred by the Company and arise out of or in connection with the acts or omissions of Purchaser and its agents, representatives, contractors and consultants, or any of them in the inspection of the Property. Such Claims shall include, but are not limited to, Claims arising out of or in connection with personal injury or death of persons, loss, destruction or damage to property, or liens or Claims of lien filed against the Property. Such Claims shall exclude, however, any Claims to the extent such Claims arise out of the discovery of, or the non-negligent, accidental or inadvertent actual or threatened release or movement of, any Hazardous Materials resulting from Purchaser’s inspections and other activities (unless the Hazardous Materials are brought onto the Property by Purchaser or Purchaser’s authorized agents, employees, consultants or contractors). Purchaser shall backfill all trenches, fill holes and similarly repair damage and eliminate dangerous conditions created during its inspections, tests, and studies, whether such conditions are created by the Purchaser or any of its agents, employees, contractors, or consultants. This Section 3.1(c) shall survive any termination of this Agreement.

ARTICLE 4

CLOSING

4.1 Time and Place. The consummation of the transaction contemplated hereby (“Closing”) shall be held in escrow at the offices of the Escrow Agent in Indianapolis, Indiana at 10:00 a.m. (eastern time) on or before December 1, 2006 (or such extended date as may be provided under other provisions of this Agreement). The Closing may be held at such other place or such earlier time and date as Seller and Purchaser shall mutually approve in writing. The date on which the Closing is scheduled to occur hereunder (or, if earlier, the date on which Closing occurs) is sometimes referred to herein as the “Closing Date”. Notwithstanding the foregoing provisions of this Section 4.1, Purchaser shall have the right to extend the Closing Date for up to an additional thirty (30) period by (i) giving written notice to Seller at least three (3) days prior to the initial Closing Date specifying the extended Closing Date.

4.2 Seller’s Obligations at Closing. At Closing, Seller shall:

(a) deliver to Purchaser an Assignment of Membership Interest in the form attached hereto as Schedule 4.2(a) and by this reference made a part hereof, duly executed by Seller with respect to the Membership Interest;

(b) deliver to Purchaser an amendment to the articles of organization of the Company in a form prepared by Purchaser and approved by Seller, such approval not to be unreasonably withheld (the “Articles Amendment”);

(c) execute and deliver to Purchaser an Amended and Restated Operating Agreement of Glenwood Housing Partners I, LLC (the “Restated Operating Agreement”) substantially in the form attached hereto as Schedule 4.2(c);

(d) deliver to Purchaser written resignation from any manager or officer of the Company;

(e) execute and deliver to Purchaser a closing statement, prepared by Seller and approved by Purchaser, consistent with the terms of this Agreement;

(f) execute and deliver to Purchaser a certificate (“Seller’s Closing Certificate”), dated as of the Closing Date, in the form of attached hereto as Schedule 4.2(f) and by this reference made a part hereof, stating that the representations and warranties of Seller contained in Sections 5.1 and 5.2 of this Agreement are true and correct in all material respects as of the Closing Date;

(g) cause Glenwood Housing Partners II LLC, an Indiana limited liability company and an affiliate of Seller, to execute and deliver to Purchaser an Option Agreement in the form attached hereto as Schedule 4.2(g);

(h) deliver to Purchaser an updated Rent Roll, certified by the Company’s Property Manager to be true and correct in all material respects; and

(i) execute and deliver to Purchaser an affidavit of Seller stating that each Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act.

4.3 Purchaser’s Obligations at Closing. At Closing, Purchaser shall:

(a) deliver to the Escrow Agent the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, in immediately available federal funds wire transferred to an account designated in writing by Escrow Agent as set forth in Section 1.6 (“Escrow Agent’s Account”), and, as adjusted by prorations and adjustments as herein provided, shall be subsequently payable in full at Closing in cash by wire transfer of immediately available federal funds to a bank account designated by Seller in writing to Escrow Agent prior to the Closing;

(b) execute and deliver to Seller such evidence as Purchaser’s counsel and/or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser;

(c) execute and deliver to Seller a closing statement, prepared by Seller and approved by Purchaser, consistent with the terms of this Agreement; and

(d) execute and deliver the Restated Operating Agreement.

4.4 Credits and Prorations.

(a) If the transaction closes before 12:00 P.M. Eastern time on the Closing Date, all income and expenses in connection with the operation of the Company and the Property shall be apportioned, as of 12:01 A.M., on the Closing Date, as if Purchaser were vested with ownership of the Membership Interest during the entire Closing Date, and such that, except as otherwise expressly provided to the contrary in this Agreement, Seller (as owner of 100% of the outstanding membership interests in the Company) shall have the benefit of all income and the burden of all expenses for all periods preceding the Closing Date. If the transaction closes after 12:00 P.M. Eastern Time on the Closing Date, all income and expenses in connection with the operation of the Company and the Property shall be apportioned, as of 12:01 A.M., on the day after the Closing Date, as if Purchaser were vested with ownership of the Membership Interest during the entire day after the Closing Date, and such that, except as otherwise expressly provided to the contrary in this Agreement, Seller (as owner of 100% of the outstanding membership interests in the Company) shall have the benefit of all income and the burden of all expenses for all periods preceding the day after the Closing Date. Items (1)-(5) below will be prorated at Closing utilizing the information known at that time. A post-closing “true-up” shall take place within ninety (90) days of the Closing Date to adjust the prorations of said items (1), (3), (4) and (5), if necessary, and within a reasonable time to adjust the proration of said item (2), if necessary. Such prorated items shall include, without limitation, the following:

(1) rents, if any, based on the amount collected for the current month. The term “rents” as used in this Agreement includes all payments due and payable by tenants under the Leases other than refundable deposits, application fees, late charges, pet charges and termination payments (of which deposits shall remain the property of the Company);

(2) ad valorem taxes and assessments levied against the Property (including personal property taxes on the Tangible Personal Property), which shall be prorated as set forth in Section 4.4(b)(1) hereof;

(3) payments under the Service Contracts;

(4) accrued and unpaid interest on the Existing Financing;

(5) gas, electricity and other utility charges for which the Company is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing; and

(6) any other operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller in comparable commercial transactions in the area in which the Property is located.

(b) Notwithstanding anything contained in the foregoing provisions:

(1) Any ad valorem taxes paid at or prior to Closing shall be prorated based upon the amounts actually paid for the current tax year. If all taxes and assessments for the current tax year have not been paid before Closing, then such apportionment shall be based upon the tax rate and/or assessed valuation last fixed. To the extent that the actual taxes and assessments for the current tax year differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves following Closing upon the availability of the final tax bills.

(2) Gas, electricity and other utility charges referred to in Section 4.4(a)(4) above which are payable by any tenant to a third party shall not be apportioned hereunder.

(3) Seller shall cause the Company to pay in full prior to the Closing all leasing commissions and locators’ and finders’ fees, if any, due to leasing or other agents (pursuant to a contractual arrangement with the Company) for each Lease entered into by the Company prior to the Closing Date promptly when due. Trade payables in the nature of open accounts payable to trade vendors or suppliers and all other accounts payable which have accrued prior to the Closing Date shall be the obligation of Seller.

(4) Unpaid and delinquent rent collected by the Company after the date of Closing shall be delivered as follows: (a) if the Company collects any unpaid or delinquent rent for the Property relating to the date of Closing and any period thereafter, the Company shall distribute any such rent pursuant to the provisions of the Restated Operating Agreement, and (b) if the Company collects any unpaid or delinquent rent from the Property relating to the period prior to the date of Closing, the Company shall, within fifteen (15) days after the receipt thereof, deliver to Seller any such rent which Seller is entitled to hereunder. Seller and Purchaser agree that all rent received by the Company after the Closing shall be applied first to current rentals and then to delinquent rentals, if any, in inverse order of maturity. The Company will make a good faith effort after Closing to collect all rents in the usual course of the Company’s operation of the Property, but the Company will not be obligated to institute any lawsuit or other collection procedures to collect delinquent rents.

(c) The provisions of this Section 4.4 shall survive Closing.

4.5 Closing Costs.

(a) The Company shall pay (i) the fees of counsel representing Seller and the fees of counsel representing Purchaser in connection with this transaction, (ii) any escrow fees charged by the Title Company, (iii) the costs of recording all mortgage cancellations, if any, (iv) if applicable, any and all applicable transfer taxes, documentary stamp taxes, recordation taxes, and similar charges relating to the transfer of the Membership Interest, (v) the cost of the Title Update, and (v) the cost of the Survey. Each of Seller and Purchaser, as members of the Company, will contribute to the Company its pro rata share of the funds necessary to enable the Company to pay such Closing Costs (with Purchaser’s pro rata share being a part of the Purchase Price as contemplated by Section 1.5).

(b) Except as otherwise provided herein, all other costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring same.

4.6 Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date (or such earlier time as otherwise required hereby) of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

(a) All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date, as if made and updated as of the Closing Date (without any reference to “knowledge”).

(b) Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the Closing Date.

(c) Seller and Purchaser shall have agreed upon the terms and provisions of, and shall have executed and delivered, the Restated Operating Agreement.

(d) Purchaser shall have obtained (i) the written approval of the Federal Home Loan Mortgage Corporation (“FHLMC”), the holder of the Multifamily Deed of Trust, dated June 5, 2006, from the Company to P/R Mortgage and Investment Corp., as assigned to FHLMC, recorded in Book 10118, Page 358, in the Hamilton County, Ohio Public Records, of the transactions contemplated by this Agreement and continuation of the existing mortgage loan secured by such Multifamily Deed of Trust from and after Closing on the terms and conditions set forth in Schedule 4.6(d) attached hereto and made a part hereof and otherwise pursuant to any additional loan documentation in form and substance reasonably satisfactory to Purchaser and duly executed and delivered by the Company and FHLMC (collectively, the “Existing Financing”) and (ii) a current estoppel certificate from FHLMC stating that there exists no default under the Existing Financing and otherwise in form and substance reasonably satisfactory to Purchaser.

(e) $100,000 of the Purchase Price payable to Seller pursuant Section 1.5(i) shall be deposited in escrow with Escrow Agent pursuant to an escrow agreement in form and substance reasonably satisfactory to Purchaser, which escrow Agent will provide that (i) such sum shall be delivered to Seller only after completion of renovations of the two cottages on the Property so as to place such cottages in “rent-ready” condition and receipt of certificates of occupancy therefore and (ii) Seller and its principals (and not the Company) shall pay all costs and expenses of such renovations.

(f) All other conditions precedent to Purchaser’s obligation to consummate the transaction hereunder (if any) which are expressly set forth in this Agreement shall have been satisfied on or before the Closing Date.

In the event any of the foregoing conditions has not been satisfied by the Closing Date other than through failure of Purchaser to fully comply with its obligations under this Agreement, Purchaser shall have the right to terminate this Agreement by written notice given to Seller on or promptly after the Closing Date, whereupon Escrow Agent shall refund the Deposit to Purchaser and the parties shall have no further rights, duties or obligations hereunder, other than those which are expressly provided herein to survive the termination of this Agreement; provided, however, that if any of the foregoing conditions has not been satisfied due to a default by Purchaser or Seller hereunder, then Purchaser’s and Seller’s respective rights, remedies and obligations shall instead be determined in accordance with ARTICLE 6.

4.7 Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Seller in their sole discretion:

(a) The Company shall have received the Purchase Price as adjusted pursuant to and payable in the manner provided for in this Agreement.

(b) Purchaser shall have delivered to Seller all of the items required to be delivered to Seller by Purchaser or Purchaser’s agents pursuant to the terms of this Agreement.

(c) All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date, as if made and updated as of the Closing Date.

(d) Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the Closing Date.

(e) Seller and Purchaser shall have agreed upon the terms and provisions of, and shall have executed and delivered, the Restated Operating Agreement.

(f) All other conditions precedent to Seller’s obligation to consummate the transaction hereunder (if any) which are expressly set forth in this Agreement shall have been satisfied on or before the Closing Date.

In the event any of the foregoing conditions has not been satisfied by the Closing Date other than through failure of Seller to fully comply with its obligations under this Agreement, Seller shall have the right to terminate this Agreement by written notice given to Purchaser on or promptly after the Closing Date, whereupon Seller shall refund the Deposit to Purchaser and the parties shall have no further rights, duties or obligations hereunder, other than those which are expressly provided herein to survive a termination of this Agreement; provided, however, that if any of the foregoing conditions has not been satisfied due to a default by Purchaser or Seller hereunder, then Purchaser’s and Seller’s respective rights, remedies and obligations shall instead be determined in accordance with ARTICLE 6.

4.8 Certain Tax Definitions.

(a) For purposes of this Agreement, the following terms have the following meanings:

(1) “Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, natural resources, customs, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any express or implied obligation of the Company to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

(2) “Tax Return” means any return, declaration, report, claim for refund, information return, or other document, including any related or supporting schedule, statement, information or attachment, and including any amendment thereof filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

(b) The provisions of this Section 4.8 shall survive Closing

ARTICLE 5

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1 Representations and Warranties of Seller Primarily Relating to the Membership Interest and the Company. Seller hereby represents and warrants to, and covenants with, Purchaser as of the Effective Date and as of the Closing Date, that:

(a) Authority of Seller. Neither the execution and delivery of this Agreement nor any other documents executed and delivered, or to be executed and delivered, by Seller in connection with the transactions described herein, will violate any material agreements, regulations, or laws to or by which the Company or Seller is bound.

(b) Organization and Authority of the Company. The Company has been duly organized and is validly existing and in good standing as a limited liability company under the laws of the State of Indiana. The person signing this Agreement on behalf of the Company is authorized to do so. Neither the execution and delivery of this Agreement nor any other documents executed and delivered, or to be executed and delivered, by the Company in connection with the transactions described herein, will violate (i) any provision of the Company’s organizational documents; or (ii) any material agreements, regulations, or laws to or by which the Company is bound. This Agreement has been duly authorized, executed and delivered by the Company.

(c) Ownership of Membership Interest. Seller is the only member in the Company and owns one hundred percent (100%) of the outstanding membership interests in the Company. There are no managers or members in the Company other than Seller. Seller has good and marketable title to, and is the sole owner and holder of, the Membership Interest, free and clear of any and all liens, encumbrances, pledges and other interests on, in or to the Membership Interest. Seller has not previously assigned, sold, participated or otherwise transferred all or any part of the Membership Interest nor has Seller entered into any agreement to assign, sell, transfer or participate all or any part of the Membership Interest. The transfer of the Membership Interest to the Purchaser shall validly assign ownership of the Membership Interest to the Purchaser free and clear of any pledge, lien, encumbrance or security interest. Following Seller’s assignment of the Membership Interest to Purchaser, Purchaser shall own 65% of all legal and equitable interests in the Company, free and clear of any and all liens, encumbrances, pledges or other interests.

(d) Authority to Transfer Membership Interest. Seller has full right and authority to enter into this Agreement and to sell, assign and transfer the Membership Interest to the Purchaser. No documents relating to the Company or the Membership Interest prohibit or restrict Seller’s right to sell, assign or transfer the Membership Interest.

(e) Membership Interest Files. Seller has made and shall make available to the Purchaser for inspection a true, correct and complete copies of all material documents and reports relating to the Membership Interest, the Company and the Property.

(f) Assets and Liabilities. At the time of the Closing, the only material assets of the Company will be the Property. To Seller’s knowledge, the Company has no liabilities (contingent or otherwise), other than as set forth on Schedule 5.1(f), attached hereto and by this reference made a part hereof.

(g) Taxes and Tax Returns. All Tax Returns required to be filed by, on behalf of or with respect to the income, assets or operations of, Seller and the Company have been timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns were accurate and complete in all material respects. As of the date hereof, (i) all Taxes payable by, on behalf of or with respect to the income, assets or operations of, Seller and the Company have been fully and timely paid, and (ii) adequate reserves or accruals for Taxes have been provided with respect to any period for which Tax Returns are not yet due and have not yet been filed. Neither Seller nor the Company has executed or filed with the Internal Revenue Service or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force with respect to Seller or the Company.

(h) No Defaults. Seller has performed all obligations required to be performed by it under the Operating Agreement for Glenwood Housing Partners I, LLC, dated September 23, 1998 (the “LLC Agreement”) and is not in breach or default of any provisions of the LLC Agreement. No action or legal proceeding is pending or threatened against Seller relating to the Membership Interest or the Company.

(i) Employment Matters. The Company has no employees and has never had any employees.

(j) Insurance. Schedule 5.1(j), attached hereto and by this reference made a part hereof, lists each insurance policy maintained by the Company with respect to its properties, assets and business. All of such insurance policies are in full force and effect, and the Company is not in default with respect to its obligations under any of such insurance policies and has not received any notification of cancellation of any of such insurance policies. Furthermore, neither Seller nor the Company has received any written notice from any insurance company or board of fire underwriters of any defect or inadequacies in or on the Real Property or any part or component thereof that would materially and adversely affect the insurability of the Real Property or cause any material increase in the premiums for insurance on the Real Property, and that have not been cured or repaired.

(k) No Option or Right of First Refusal. There exists no option, right of first refusal, letter of intent, agreement to sell, or other similar right with respect to the transfer of the Membership Interest.

(l) Compliance with Laws. To Seller’s knowledge, (i) the Company is in compliance in all material respects, and has received no written notice that it is not in compliance in any material respect, with any statute, law, ordinance, rule, regulation, judgment, order, decree, governmental permit or other governmental authorization or approval applicable to it or to the business of the Company, and (ii) all governmental authorizations or approvals material for the ownership and operation of the Property have been duly and lawfully obtained and are in full force and effect. There are no proceedings pending or, to the knowledge of Seller, overtly threatened which may result in the revocation, cancellation or suspension, or any materially adverse modification, of any thereof. Neither the Company nor Seller has received notice of any alleged violation of any applicable statute, law, ordinance, rule, regulation, judgment, order, decree, governmental permit or other governmental authorization or approval necessary for the conduct of the business of the Company or for the ownership and operation of the Property by the Company.

(m) No Consent. Except for the approval required pursuant to Section 4.6(d) hereof, no consents, approvals, waivers, permits or authorizations from any governmental authority or Person not a party hereto (including, without limitation, any lender to the Company or Seller) are required to be obtained or made by Seller in connection with the execution, delivery and performance of or compliance by Seller with this Agreement or any of the closing documents or the consummation by Seller of the transaction contemplated hereby.

(n) Single Purpose Entity. The Company: (a) was formed or organized solely for the purpose of owning the Property; (b) has not engaged and shall not engage in any business unrelated to the Property; (c) does not have any material assets other than its interest in the Property; (d) has and shall have its own books and records separate and apart from any other person or entity, and (e) holds and shall hold itself out as a legal entity, separate and apart from any other person or entity. The only business or commercial activities conducted by the Company since its formation are the operation, ownership or management of the Property.

(o) No Subsidiaries or Interests; No other Participants. The Company has no interest, direct or indirect, and has no commitment to purchase any interest, direct or indirect, in any corporation or in any partnership, joint venture or other business enterprise or entity. The Company has no subsidiaries, and no business of the Company is carried on or conducted through any direct or indirect subsidiary or affiliate of the Company. The Company has never (i) merged with any entity, (ii) acquired any entity, or (iii) acquired any interest in any entity, including by reason or virtue of any business transaction involving any merger, “roll-up,” consolidation, reorganization, recapitalization, restructuring or any other type of transaction. Neither Seller nor the Company has any obligation to make any payment to any party with respect to any promoted or participation interest, or any similar payment, arising from the Company or any partnership, joint venture or other business enterprise or entity to which the Company now has or has had any direct or indirect interest.

(p) Loans to or from Officers, Directors, Shareholders or Employees. The Company does not have outstanding any loans, advances or other indebtedness incurred by any member, officer, or employee of the Company or any member of their respective families, and there are no loans or advances made to the Company by or indebtedness incurred by the Company to any member, officer or employee of the Company or any member of their respective families

(q) Contracts and Commitments. Except as expressly set forth on Schedule 5.1(q) attached hereto and by this reference made a part hereof (each, a “Contract”) and except for the Leases, the Service Contracts and the documents described in Section 5.1(s) with respect to the Existing Financing, to Seller’s knowledge, the Company is not a party to or bound by, whether written or oral, any:

(1) (i) contract for the employment of any officer, individual employee, or other person or entity on a full-time, part-time, consulting or other basis or (ii) agreement relating to loans to or from Seller or any manager, member, affiliate or any other person or entity;

(2) agreement or indenture relating to the borrowing of money or to the mortgaging, pledging or otherwise placing a lien on or security interest in any asset or group of assets of the Company, Seller or any manager, member, affiliate or any other person or entity;

(3) guarantee of any obligation for borrowed money or otherwise;

(4) agreement with respect to the lending or investing of funds;

(5) lease or agreement under which it is lessee of or holds or operates any property, real or personal, owned by any other party;

(6) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

(7) assignment, license, indemnification or agreement with respect to any form of intangible property, including any patent, trademark, trade name, copyright, know-how, trade secret or confidential information;

(8) contract or group of related contracts with the same party for the purchase or sale of products or services or for future expenditures of the Company; or

(9) any other oral or written agreement of any kind.

The Company has performed all obligations required to be performed by it in all respects and is not in default under or in breach of nor in receipt of any claim of default or breach under any Contract, and no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance under any Contract and would allow any other party to Contract to terminate, modify or accelerate any rights under any such agreement.

(r) Bank Accounts. Schedule 5.1(r), attached hereto and by this reference made a part hereof, sets forth a complete and accurate list of each bank or financial institution in which the Company has an account or safe deposit box (giving the address and account numbers) and the names of the Persons authorized to draw thereon or who have access thereto.

(s) Existing Financing Documents. Schedule 5.1(s) attached hereto sets forth a list of all loan documents which evidence and secure the Existing Financing, each of which is in full force and effect, and no material default by Seller, or, to Seller’s knowledge, by any other party exists under any provision thereof.

(t) Financial Status of Seller and the Company. Each of Seller and the Company is solvent, has not made a general assignment for the benefit of its creditors, and has not admitted in writing its inability to pay its debts as they become due. Neither Seller nor the Company has filed, nor does either Seller or the Company contemplate the filing of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other proceeding for the relief of debtors in general, nor has any such proceeding been instituted by or against Seller or the Company, nor is any such proceeding to Seller’s knowledge threatened or contemplated. The transaction contemplated herein will not render Seller or the Company insolvent.

5.2 Representations and Warranties of Seller Primarily Relating to the Property. Seller hereby represents and warrants to, and covenants with, Purchaser as of the Effective Date and as of the Closing Date:

(a) Pending Actions. No action, suit, arbitration, administrative or judicial proceeding, or unsatisfied order or judgment is pending or, to Seller’s knowledge, threatened against Seller or the Company.

(b) Condemnation. Neither Seller nor the Company has received notice of, and, to the best of Seller’s knowledge, there is not, any pending, threatened or contemplated action by any governmental authority or agency having the power of eminent domain, which might result in any part of the Property being taken by condemnation or conveyed in lieu thereof or concerning the widening, change of grade or limitation on the use of streets abutting the Property. Seller shall, promptly upon Seller’s or the Company’s receiving any such notice or learning of any such contemplated or threatened action, give Purchaser written notice thereof.

(c) No Assessments. To Seller’s knowledge, no assessments have been made against any portion of the Property which are unpaid (except ad valorem taxes for the current year, if any, that are not currently due and payable), whether or not they have become liens; and Seller shall notify Purchaser upon Seller’s or the Company’s learning of any such assessments. Neither Seller nor the Company has filed any pending notices of protest against real property tax assessments with respect to the Real Property, nor has Seller or the Company engaged anyone to file such a protest (other than protests which have been concluded).

(d) Leases and Rent Roll. The Company is the lessor or landlord under the Leases. To Seller’s knowledge, the information contained in the Rent Roll is true and correct in all material respects as of the date thereof. Except as set forth in the Rent Roll, there are no other leases or occupancy agreements affecting the Property (other than such Leases, if any, as may have been entered into in the ordinary course of business since the date of the Rent Roll). To Seller’s knowledge, except as otherwise set forth in the Rent Roll, no rent concessions have been given to any tenants that would be applied against rent after the Closing, and no rent has been paid in advance by any tenants respecting a period subsequent to the Closing. Except as set forth in the Rent Roll, no tenant is in material default under its Lease, and, to Seller’s knowledge, the Company is not in material default under any of the Leases.

(e) Existing Agreements; Service Contracts. To Seller’s knowledge, there are no management, service, supply, equipment rental and similar agreements to which the Company is a party affecting the Property other than the Service Contracts. Those Service Contracts which have been or will be delivered by Seller to Purchaser are true, correct and complete in all material respects and include any material amendments or modifications thereto. To Seller’s knowledge, the Company is not in default with respect to its obligations or liabilities under any of the Service Contracts. Other than the Leases, the Service Contracts and the Permitted Exceptions, there are no leases, ground leases, service contracts, maintenance contracts, management agreements or other agreements or understandings, whether oral or written, relating to the Property to which Seller or the Company is a party or by which Seller or the Company is bound that will be binding on the Company, Purchaser or the Property on or after the Closing Date.

(f) Environmental Matters. Except as may be set forth in those environmental reports and other matters, if any, identified on Schedule 5.2(f) (collectively, the “Environmental Reports”), (i) neither Seller nor the Company has received any written notice from any governmental authority, neighboring property owner or other party asserting any violation of Environmental Laws related to the Property which has not been cured or corrected as of the Effective Date, (ii) neither Seller nor the Company has commissioned any study or investigation relating to the presence or absence of Hazardous Materials on the Property, (iii) to Seller’s knowledge, no areas on the Property exist where Hazardous Materials have been generated, disposed of, released or found, (iv) neither Seller nor the Company has any knowledge of the existence of any areas for the storage or disposal of any Hazardous Materials on the Property, and (v) to Seller’s knowledge, there are no storage tanks located on the Property, either above or below ground, or any underground pipes or lines on the Property, and the Property previously has not been used as a landfill or as a dump for garbage or refuse. The term “Environmental Laws” as used herein includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation, and Liability Act and other federal laws governing the environment as in effect on the date of this Agreement together with their implementing regulations as of the date of this Agreement applicable to the Property, and all applicable state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate hazardous or toxic substances and materials. The term “Hazardous Materials” as used herein includes petroleum (including crude oil or any fraction thereof) and any substance, material, waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Laws, in any case at levels or concentrations requiring monitoring, reporting, remediation or removal in accordance with Environmental Laws.

(g) Contractors and Suppliers. All contractors, subcontractors, suppliers, architects, engineers, and others who have performed services or labor for or supplied material to Seller or the Company with respect to the Property have been paid in full, and all liens arising from any such services, labor or materials (or claims with which the passage of time or notice or both could mature into liens) have been satisfied and released.

(h) Permits and Legal Compliance. Neither Seller nor the Company has received any written notice of an intention of any governmental authority to revoke any license, permit or certificate required for the development, use, operation or occupancy of the Property. Neither Seller nor the Company has received any written notice that the Property is in violation of any zoning, building, fire, health, environmental or other law, statute, ordinance, regulation or order of any governmental or public authority applicable to the Property or any private covenants or restrictions encumbering the Property that remains uncured.

5.3 Survival of Seller’s Representations and Warranties. The representations and warranties of Seller set forth in Sections 5.1 and 5.2 shall survive Closing for a period of one (1) year after Closing, unless notice setting forth a specific claim under any such representation or warranty shall be given to Seller within that period, in which case such representation or warranty shall survive until such claim is finally and fully resolved.

5.4 Representations and Warranties of Purchaser. Purchaser hereby makes the following representations and warranties to Seller as of the Effective Date:

(a) Organization and Authority. Purchaser has been duly organized and is validly existing as a limited liability company under the laws of the State of Delaware. Purchaser has the full right and authority to enter into this Agreement and to consummate the transaction contemplated herein pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein. The person signing this Agreement on behalf of Purchaser is authorized to do so. Neither the execution and delivery of this Agreement nor any other documents executed and delivered, or to be executed and delivered, by Purchaser in connection with the transactions described herein, will violate any provision of Purchaser’s organizational documents or of any agreements, regulations, or laws to or by which Purchaser is bound.

(b) Consents. Purchaser has obtained all consents and permissions (if any) related to the transactions herein contemplated and required under Purchaser’s organizational documents or any covenant, agreement, encumbrance, law or regulation by which Purchaser is bound.

(c) Pending Actions. There is no action, suit, arbitration, administrative or judicial administrative proceeding, or unsatisfied order or judgment pending or, to Purchaser’s knowledge, threatened against Purchaser or the transaction contemplated by this Agreement, which, if adversely determined, could individually or in the aggregate have a material adverse effect on Purchaser’s ability to consummate the transaction contemplated herein.

(d) Financial Status. Purchaser has adequate financial resources to purchase the Membership Interest. Purchaser is solvent, has not made a general assignment for the benefit of its creditors, and has not admitted in writing its inability to pay its debts as they become due. Purchaser has neither filed, nor does it contemplate the filing of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other proceeding for the relief of debtors in general, nor has any such proceeding been instituted by or against Purchaser, nor is any such proceeding to Purchaser’s knowledge threatened or contemplated. The purchase of the Membership Interest will not render Purchaser insolvent.

5.5 Survival of Purchaser’s Representations and Warranties. The representations and warranties of Purchaser set forth in Section 5.4 shall survive Closing for a period of one (1) year after Closing, unless notice setting forth a specific claim under any such representation or warranty shall be given to Purchaser within that period, in which case such representation or warranty shall survive until such claim is finally and fully resolved.

5.6 Indemnification by Seller. From and after the Closing, Seller shall be liable for and shall pay, and shall indemnify, defend and hold harmless Purchaser and the Company (and each of their respective members, officers and employees) (collectively, the “Purchaser Indemnitees”) against, any and all claims, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) (collectively, the “Damages”) sustained by a Purchaser Indemnitee, in excess of insurance proceeds actually received by the Purchaser Indemnitee and other amounts actually received by the Purchaser Indemnitee from Seller or third parties in partial or complete settlement or satisfaction of such Damages, resulting from or in connection with any claim, action, suit, proceeding or demand by a person or entity that is not a Purchaser Indemnitee (i) relating to liabilities or obligations for which the Company has any liability or obligation after the Closing Date that are not expressly contemplated by this Agreement to continue as obligations of the Company after the Closing; or (ii) arising from the operation of the business of the Company prior to the Closing Date. Notwithstanding any provision of this Article to the contrary, except to the extent expressly covered by any representation, warranty or covenant made by Seller in Sections 5.1 and 5.2, in no event shall the obligations of Seller in this Section 5.6 apply to, nor shall any Purchaser Indemnitee be entitled to indemnification under this Section 5.6 for, any claims, damages, liabilities, costs and expenses relating to or associated with the condition or use of the Real Property or the Tangible Personal Property, including (without limitation) the habitability, merchantability, fitness for a particular purpose, title, zoning, latent or patent physical or environmental condition, utilities, operating history or projections, valuation, or the compliance with governmental laws as the foregoing relate to the Real Property and the Tangible Personal Property. The provisions of this Section 5.6 shall survive for a period of five (5) years after Closing, unless notice setting forth a specific claim for Damages for which any Purchaser Indemnitee is entitled to indemnification hereunder shall be given to Seller or Seller otherwise shall obtain actual knowledge of any such Damages within that period, in which case the provisions of this Section 5.6 shall survive as to such Damages until the same are finally and fully resolved; provided, however, that the provisions of this Section 5.6 shall survive indefinitely (subject to any applicable statute of limitations) as to any Damages for which any Purchaser Indemnitee is entitled to indemnification hereunder related to Taxes.

5.7 Execution by Chambers and Buckingham. By their execution of this Agreement, Chambers and Buckingham agree that they shall be primarily liable (and not as guarantors) for the breach of any representation and warranty of Seller in Section 5.1 and for the payment and performance of all duties, obligation and liabilities of Seller under the provisions of Section 5.6 (the “Guaranteed Obligations”). Notwithstanding anything in this Agreement to the contrary, if at any time the payments made by Chambers to the Purchaser Indemnities under this Article 5 for Guaranteed Obligations exceeds Five Hundred Thousand and No/100 Dollars ($500,000.00), then, at the option of Seller and Chambers, Seller may, by written notice to Purchaser invoke the Unwind Right, as defined and provided for in Section 6.07 of the Restated Operating Agreement, and upon payment to Paladin of the Unwind Purchase Price (as defined therein), Seller and Chambers shall have no further liability for the Guaranteed Obligations.

5.8 Covenants of Seller. Seller hereby covenants with Purchaser, from the Effective Date until the Closing or earlier termination of this Agreement, as follows:

(a) Conduct of the Company’s Business. The Company and Seller shall (i) conduct the Company’s business in the ordinary course of business and (ii) preserve intact the Company’s business organization, intellectual property rights, contracts, licenses, permits and authorizations.

(b) The Company’s Compliance with Legal Requirements and Contracts. The Company and Seller shall comply in all material respects with all legal requirements and contractual obligations applicable to or binding upon the Company or relating to the Company’s business or assets, including the Property.

(c) Satisfaction of Closing Obligation. The Company and Seller shall use the Company’s and Seller’s reasonable and diligent efforts to satisfy each of the Closing conditions expressly set forth in Sections 4.6 and 4.7 (other than those conditions which are within Purchaser’s control) as soon as practicable.

(d) No Sale of Interests of the Company. Neither the Company nor Seller shall issue or authorize the issuance of, or purchase or propose the purchase of, any equity interests of the Company, or declare, pay, make or otherwise effectuate any distributions, redemptions or other transactions involving the Company’s equity interests, or commit to do same.

(e) Action or Inaction in Conformity with Representations and Warranties. Neither the Company nor Seller shall take any action or inaction, or commit to take any action or inaction, which would result in the representations and warranties of Seller contained in ARTICLE 5 or elsewhere in this Agreement or in any schedule, attachment or exhibit hereto or in any certificate delivered by Seller to Purchaser to not be true and correct in all respects as of the Closing.

(f) Taxes. The Company shall not, and Seller shall not take any action to cause the Company, and shall not permit the Company, to (i) change in any material respect the accounting methods or practices followed by the Company, (ii) make or revoke any tax election, change any tax accounting method or settle or compromise any tax liability, or (iii) fail to prepare and file all Tax Returns required to be filed by it.

(g) Additional Interests. The Company shall not, and Seller shall not take any action to cause the Company, and shall not permit the Company, to create, authorize, issue, sell, deliver, pledge or encumber any additional membership interest or any equity interests in the Company (whether authorized but unissued or held in treasury) or other securities equivalent to or exchangeable for membership interests or any equity interests in the Company, or grant or otherwise issue any options, warrants or other rights with respect thereto.

(h) Acquisitions. The Company shall not, and Seller shall not take any action to cause the Company, and shall not permit the Company, to acquire or agree to acquire by merging or consolidating with, or by purchasing any portion of the capital stock, partnership interests, limited liability company member interests or assets of, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or form any new subsidiaries.

(i) Loans or Advances. The Company shall not, and Seller shall not take any action to cause the Company, and shall not permit the Company, to make any loan or advance (whether in cash or other property), or make any investment in or capital contribution to, or extend any credit to, any Person.

(j) Debt. The Company shall, and Seller shall take any action necessary to cause the Company to, (i) pay all debt and perform all obligations related thereto, and (ii) incur no additional debt.

(k) Hiring. The Company shall not, and Seller shall not take any action to cause the Company, and shall not permit the Company, to hire any employee.

(l) Reasonable Access. At all times prior to the Closing Date, Seller and the Company will permit Purchaser, Purchaser’s affiliates, and their respective employees, accountants, legal counsel and other representatives to have reasonable access (at reasonable times, upon reasonable notice, through coordination with a representative of Seller and in a manner so as not to interfere with the normal business operations of the Company) to the premises, properties, personnel, books, records, contracts, tax records, and documents of or pertaining to the Company and its business, as is reasonably necessary to consummate the transactions contemplated herein.

(m) Maintenance of Property. Seller and the Company shall maintain the Property in a manner generally consistent with the manner in which Seller and the Company have maintained the Property prior to the date hereof.

(n) Provide Copies of Notices. Seller shall furnish Purchaser with a copy of all written notices received by Seller or the Company from any governmental authority or other party of any violation of any law, statute, ordinance, regulation or order of any governmental or public authority relating to the Property within five (5) business days following Seller’s or the Company’s receipt thereof, but, if received by such date, in no event later than two (2) business days prior to the Closing Date.

(o) Execution of New Leases and Renewals. Seller shall use reasonable efforts to negotiate new leases for unrented apartment units in the Improvements and/or Lease renewals for rented apartment units in the Improvements and shall maintain an advertising and marketing program for apartment units in the Improvements consistent with the Company’s past practices at the Property. Unless Purchaser agrees otherwise in writing, any new leases for such apartment units entered into by the Company after the Effective Date until the Closing or earlier termination of this Agreement shall be on the Company’s standard apartment lease form for the Property and shall be consistent with the Company’s past leasing practices. In all cases, the Company shall retain the discretion to set rent rates, concessions and other terms of occupancy, provided the Company shall only enter into new leases or renewals in the ordinary course of business taking into account Seller’s then-current good faith evaluation of market conditions. Each such new lease or renewal entered into by the Company shall constitute a “Lease” for purposes of this Agreement.

(p) Maintenance of Insurance. Seller shall cause the Company to keep the Improvements insured against loss or damage (including rental loss) by fire and all risks covered by the Company’s insurance that is currently in force, provided that the Company may make adjustments in the Company’s insurance coverage for the Property which are consistent with the Company’s general insurance program.

(q) Enforcement of Existing Leases. Seller shall cause the Company to perform the landlord’s material obligations to the tenants under the Leases and enforce the material obligations of the tenants under the Leases, in each case in accordance with the current management standards of the Company and its property manager for its apartment properties.

(r) Preparation of Vacant Units for Lease. Seller shall cause the Company to place apartment units that are now vacant or that are vacated not less than ten (10) day prior to the Closing Date into rent-ready condition on or before the Closing Date in accordance with the Company’s current management standards for its apartment properties as though no sale of the Property were contemplated; provided, however, in no event shall there be more than twelve (12) vacant apartment units that are not in rent-ready condition on the Closing Date.

(s) Removal and Replacement of Tangible Personal Property. Neither Seller nor the Company shall remove any Tangible Personal Property except as may be required for necessary repair or replacement (which repair and replacement shall be of equal quality and quantity as existed as of the time of the removal), or otherwise in accordance with current inventory and management standards of the Company and its property manager for its apartment properties.

(t) Execution of New Contracts. Neither Seller nor the Company shall, without Purchaser’s prior written consent in each instance, materially amend or terminate any of the Service Contracts, or enter into any contract or agreement that will be an obligation affecting the Property or binding on the Company or Purchaser after the Closing, except that (i) the Company may enter into, amend or enforce (including enforcement by termination) service contracts in the ordinary course of business as reasonably necessary for the continued operation and maintenance of the Property, provided any new service contracts are terminable without cause or penalty on thirty (30) days notice, and (ii) the Company may conduct leasing activity as provided in Section 5.8(o) hereof. Each such new service contract entered into by the Company shall constitute a “Service Contract” for purposes of this Agreement

(u) Maintenance of Permits. Seller and the Company shall maintain in existence all licenses, permits and approvals that are now in existence with respect to, and are required for, the ownership, operation or improvement of the Property, and are of a continuing nature.

(v) Prohibited Authorizations. The Company shall not, and Seller shall not, take any action to cause the Company, and shall not permit the Company, to authorize any of the actions prohibited under this Section 5.8, or enter into any agreement or commitment to do any of such prohibited actions.

ARTICLE 6

DEFAULT

6.1 Default by Purchaser. If the sale of the Membership Interest as contemplated hereunder is not consummated due to Purchaser’s default hereunder, then Seller shall be entitled, as its sole and exclusive remedy for such default, to terminate this Agreement and receive the Deposit as liquidated damages for the breach of this Agreement and not as a penalty, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Deposit is a reasonable estimate thereof, Seller hereby expressly waiving and relinquishing any and all other remedies at law or in equity. Seller’s right to receive the Deposit is intended not as a penalty, but as full liquidated damages. The right to receive the Deposit as full liquidated damages is Seller’s sole and exclusive remedy in the event of default hereunder by Purchaser, and Seller hereby waives and releases any right to (and hereby covenants that it shall not) sue Purchaser: (a) for specific performance of this Agreement, or (b) to recover any damages of any nature or description other than or in excess of the Deposit. Purchaser hereby waives and releases any right to (and hereby covenants that it shall not) sue Seller or seek or claim a refund of the Deposit (or any part thereof) on the grounds it is unreasonable in amount and exceeds Seller’s actual damages or that its retention by Seller constitutes a penalty and not agreed upon and reasonable liquidated damages. This Section 6.1 is subject to Section 6.4 hereof.

6.2 Default by Seller. If the sale of the Membership Interest as contemplated hereunder is not consummated due to Seller’s default hereunder, then Escrow Agent shall refund the Deposit to Purchaser, on demand, without prejudice to any other rights or remedies of Purchaser hereunder, at law or in equity. Without limitation on the foregoing, Purchaser shall have the right to seek specific performance of this Agreement, injunctive relief and other equitable remedies.

6.3 Notice of Default; Opportunity to Cure. Neither Seller nor Purchaser shall be deemed to be in default hereunder until and unless such party has been given written notice of its failure to comply with the terms hereof and thereafter does not cure such failure within five (5) business days after receipt of such notice.

6.4 Recoverable Damages. Notwithstanding Sections 6.1 and 6.2 hereof, in no event shall the provisions of Sections 6.1 and 6.2 limit either Purchaser’s or Seller’s obligation to indemnify the other party or the damages recoverable by the indemnified party against the indemnifying party due to a party’s express obligation to indemnify the other party in accordance with Section 8.1 or any other provision of this Agreement.

6.5 Rights and Remedies of the Company. Notwithstanding anything to the contrary contained herein, Seller and the Company agree that the Company shall have no right or remedy against Purchaser with respect to any breach of this Agreement by Purchaser or in any way arising from or relating to this Agreement, the Company hereby expressly waiving and relinquishing any and all other remedies at law or in equity.

ARTICLE 7

CASUALTY AND CONDEMNATION

7.1 Casualty or Condemnation. In the event of any damage to or destruction of any material portion of the Property or in the event of any taking or threat of taking by condemnation (or any conveyance in lieu thereof) of any portion of the Property by anyone having the power of eminent domain, Purchaser shall, by written notice to Seller delivered within ten (10) business days of receiving written notice from Seller of such event, elect to: (a) terminate this Agreement and all of Purchaser’s obligations under this Agreement, whereupon the Deposit shall be returned to Purchaser, this Agreement shall terminate and Purchaser and Seller shall have no further rights and obligations hereunder except those which expressly survive termination of this Agreement; or (b) consummate the purchase of the Membership Interest, in which event all insurance proceeds or condemnation awards payable to or received by the Company shall be distributed or otherwise applied by the Company in accordance with the provisions of the Restated Operating Agreement.

7.2 Notice of Condemnation or Casualty. Seller shall notify Purchaser immediately upon Seller’s or the Company’s receiving notice of the occurrence or existence of any damage, destruction, condemnation or threat of condemnation affecting the Property and, at the same time, shall provide Purchaser with such information with respect thereto as is in Seller’s or the Company’s possession in order to aid Purchaser in making, on an informed basis, the election between the alternatives provided by clauses (a) and (b) in Section 7.2 above. Notwithstanding anything in this Agreement to the contrary, Purchaser shall have ten (10) business days after it receives such information from Seller within which to elect between such alternatives, and, if the information is delivered to Purchaser less than ten (10) business days before the Closing Date, the Closing Date shall be postponed, if and to the extent necessary, to allow Purchaser such a ten (10) business day period in which to make the election under Section 7.2 above

ARTICLE 8

COMMISSIONS

8.1 Representation and Indemnity. Purchaser and Seller each hereby represents and warrants to the other that it has not disclosed this Agreement or the subject matter hereof to, and has not otherwise dealt with, any real estate broker, agent or salesman so as to create any legal right or claim in any such broker, agent or salesman for a real estate commission or similar fee or compensation with respect to the negotiation and/or consummation of this Agreement or the conveyance of the Membership Interest by Seller to Purchaser. Purchaser and Seller shall indemnify, hold harmless and defend each other from and against any and all claims and demands for a real estate brokerage commission or similar fee or compensation arising out of any claimed dealings with the indemnifying party and relating to this Agreement or the purchase and sale of the Membership Interest (including reasonable attorneys’ fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity).

8.2 Survival. This ARTICLE 8 shall survive the rescission, cancellation, termination or consummation of this Agreement.

ARTICLE 9

ESCROW AGENT

9.1 Investment of Deposit. Escrow Agent shall invest the Deposit pursuant to Purchaser’s reasonable directions in an interest bearing account at a commercial bank whose deposits are insured by the Federal Deposit Insurance Corporation. Escrow Agent shall notify Seller, no later than one (1) business day after Escrow Agent’s receipt thereof, that Escrow Agent has received the Deposit in immediately available funds, and is holding the same in accordance with the terms of this Agreement. However, Escrow Agent shall invest the Deposit only in such accounts as will allow Escrow Agent to disburse the Deposit upon no more than one (1) business day’s notice.

9.2 Payment at Closing. If the Closing takes place under this Agreement, Escrow Agent shall deliver the Deposit as provided in Purchaser’s closing instructions to Escrow Agent on the Closing Date consistent with this Agreement.

9.3 Payment on Demand. Upon receipt of any written certification from Seller or Purchaser claiming the Deposit pursuant to the provisions of this Agreement, Escrow Agent shall promptly forward a copy thereof to the other such party (i.e., Purchaser or Seller, whichever did not claim the Deposit pursuant to such notice) and, unless such other party within ten (10) days thereafter notifies Escrow Agent of any objection to such requested disbursement of the Deposit, Escrow Agent shall disburse the Deposit to the party demanding the same and shall thereupon be released and discharged from any further duty or obligation hereunder. Notwithstanding the foregoing, if Purchaser delivers a written request to Escrow Agent for the return of the Deposit at any time on or before the Inspection Date in connection with a termination of this Agreement by Purchaser pursuant to Section 3.2, then Escrow Agent shall promptly refund the Deposit to Purchaser without the necessity of notice to Seller or Seller’s consent.

9.4 Exculpation of Escrow Agent. It is agreed that the duties of Escrow Agent are herein specifically provided and are purely ministerial in nature. Escrow Agent shall incur no liability whatsoever except for its willful misconduct or negligence, so long as Escrow Agent is acting in good faith. Seller, the Company and Purchaser do each hereby release Escrow Agent from any liability for any error of judgment or for any act done or omitted to be done by Escrow Agent in the good faith performance of its duties hereunder and do each hereby indemnify Escrow Agent against, and agree to hold, save, and defend Escrow Agent harmless from, any costs, liabilities, and expenses incurred by Escrow Agent in serving as Escrow Agent hereunder and in faithfully discharging its duties and obligations hereunder.

9.5 Stakeholder. Escrow Agent is acting as a stakeholder only with respect to the Deposit. If there is any dispute as to whether Escrow Agent is obligated to deliver the Deposit or as to whom the Deposit is to be delivered, Escrow Agent may refuse to make any delivery and may continue to hold the Deposit until receipt by Escrow Agent of an authorization in writing, signed by Seller and Purchaser, directing the disposition of the Deposit, or, in the absence of such written authorization, until final determination of the rights of the parties in an appropriate judicial proceeding. If such written authorization is not given, or a proceeding for such determination is not begun, within thirty (30) days of notice to Escrow Agent of such dispute, Escrow Agent may bring an appropriate action or proceeding for leave to deposit the Deposit in a court of competent jurisdiction pending such determination. Escrow Agent shall be reimbursed for all costs and expenses of such action or proceeding, including, without limitation, reasonable attorneys’ fees and disbursements, by the party determined not to be entitled to the Deposit. Upon making delivery of the Deposit in any of the manners herein provided, Escrow Agent shall have no further liability or obligation hereunder.

9.6 Interest. All interest and other income earned on the Deposit deposited with Escrow Agent hereunder shall be reported for income tax purposes as earnings of Purchaser. Purchaser’s taxpayer identification number is 06-0086906.

9.7 Execution by Escrow Agent. Escrow Agent has executed this Agreement solely for the purpose of acknowledging and agreeing to the provisions of this ARTICLE 9. Escrow Agent’s consent to any modification or amendment of this Agreement other than this ARTICLE 9 shall not be required.

ARTICLE 10

MISCELLANEOUS

10.1 Confidentiality and Public Disclosure. Except as required by law, Purchaser and its representatives shall hold in confidence all non-public data and information obtained with respect to Seller, the Company or the Property, whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that it is understood and agreed that Purchaser may disclose such data and information to the employees, lenders, investors, partners, prospective lenders and prospective investors (including in offering materials for interests in Paladin Realty Income Properties, Inc.), consultants, accountants and attorneys of Purchaser. Prior to Closing, neither the Company, Seller nor Purchaser shall release to the public any information with respect to the sale contemplated herein or any matters set forth in this Agreement. Notwithstanding the foregoing provisions of this Section 10.1, Seller and the Company agree that Purchaser may disclose such non-public data and information obtained with respect to Seller, the Company or the Property or information with respect to the sale contemplated herein or any matters set forth in this Agreement to the extent necessary to enable Purchaser’s affiliate (Paladin Realty Income Properties, L.P. or Paladin Realty Income Properties, Inc.), to comply with the requirements of its public filings required to be made with the Securities and Exchange Commission.

10.2 Assignment. Neither Seller nor Purchaser may assign its rights or obligations under this Agreement without first obtaining the other party’s written approval.

10.3 Notices. Any notice, request or other communication (a “notice”) required or permitted to be given hereunder shall be in writing and shall be delivered by hand or overnight courier (such as United Parcel Service or Federal Express), sent by facsimile (provided a copy of such notice is deposited with an overnight courier for next business day delivery) or mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party at its address as set forth below. Any such notice shall be considered given on the date of such hand or courier delivery, confirmed facsimile transmission (provided a copy of such notice is deposited with an overnight courier for next business day delivery), deposit with such overnight courier for next business day delivery, or deposit in the United States mail, but the time period (if any is provided herein) in which to respond to such notice shall commence on the date of hand or overnight courier delivery or on the date received following deposit in the United States mail as provided above. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice. By giving at least five (5) days’ prior written notice thereof, any party may from time to time and at any time change its mailing address hereunder. Any notice of any party may be given by such party’s counsel.

The parties’ respective addresses for notice purposes are as follows. Telephone numbers are given for convenience of reference only. Notice by telephone shall not be effective.

If to Purchaser:	PRIP 10637, LLC
c/o Paladin Realty Partners, LLC
10880 Wilshire Boulevard, Suite 1400
Los Angeles, California 90024
Attention: William K. Dunbar
Telephone: (310) 996-8754
Facsimile: (310) 996-8708

with a copy to:	King & Spalding LLP
1180 Peachtree Street, N.E.
Atlanta, Georgia 30309
Attention: Timothy N. Tucker
Telephone: (404) 572-4600
Facsimile: (404) 572-5131

If to Seller or the Company:	Bradley B. Chambers
c/o Buckingham Investment Corporation
333 N. Pennsylvania Street, 10th Floor
Indianapolis, Indiana 46204
Attention: Bradley B. Chambers
Telephone: (317) 974-1234
Facsimile: (317) 974-1238

with a copy to:	Ice Miller LLP
One American Square
Suite 3100
Indianapolis, Indiana 46282-0200
Attention: Zeff A. Weiss, Esq.
Telephone: (317) 236-2319
Facsimile: (317) 592-4788

10.4 Modifications. This Agreement cannot be changed orally, and no agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought. In no event shall this Agreement be altered, amended or modified by electronic mail or electronic record. The parties acknowledge and agree that this Agreement shall not be executed, entered into, altered, amended or modified by electronic means. Without limiting the generality of the foregoing, the parties hereby agree that the transactions contemplated by this Agreement shall not be conducted by electronic means.

10.5 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State in which the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5:00 p.m., Eastern time.

10.6 Successors and Assigns. Subject to Section 10.2 hereof, the terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

10.7 Entire Agreement. This Agreement, including the Exhibits, contains the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

10.8 Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. Without limiting the generality of the foregoing, Purchaser shall, if requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Property. The provisions of this Section 10.8 shall survive Closing.

10.9 Counterparts. This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement.

10.10 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

10.11 Applicable Law. This Agreement is performable in the state in which the Property is located and shall in all respects be governed by, and construed in accordance with, the substantive federal laws of the United States and the laws of such state. Purchaser, Seller and the Company hereby irrevocably submit to the jurisdiction of any state or federal court sitting in the state and judicial district in which the Property is located in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard and determined in a state or federal court sitting in the state and judicial district in which the Property is located. Purchaser, Seller and the Company agree that the provisions of this Section 10.11 shall survive the Closing of the transaction contemplated by this Agreement.

10.12 No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Purchaser, Seller and (where applicable) the Company only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

10.13 Exhibits and Schedules. The following schedules or exhibits attached hereto shall be deemed to be an integral part of this Agreement:

Schedule 1.2(a)	-	Legal Description of the Land
Schedule 1.2(c)	-	List of Tangible Personal Property
Schedule 1.2(d)	-	Rent Roll
Schedule 1.2(e)	-	Service Contracts
Schedule 3.1(b)(i)	-	Property Documents
Schedule 3.1(b)(ii)	-	Entity Documents
Schedule 4.2(a)	-	Form of Transfer of Membership Interest
Schedule 4.2(c)	-	Restated Operating Agreement
Schedule 4.2(f)	-	Form of Seller’s Closing Certificate
Schedule 4.2(g)	-	Form of Option Agreement
Schedule 4.6(d)	-	Terms of Existing Financing
Schedule 5.1(f)	-	Liabilities of the Company
Schedule 5.1(j)	-	Insurance
Schedule 5.1(q)	-	Contracts and Commitments
Schedule 5.1(r)	-	Bank Accounts
Schedule 5.1(s)	-	Existing Loan Documents
Schedule 5.2(f)	-	Environmental Reports

10.14 Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent or for any purpose, to limit or define the text of any section or any subsection hereof.

10.15 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

10.16 Termination of Agreement. It is understood and agreed that if either Purchaser or Seller terminate this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Purchaser, Seller and the Company (in which event the defaulting Party shall remain liable as and to the extent provided in this Agreement) from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.

10.17 Survival. All provisions of this Agreement which are not fully performed as of Closing shall survive Closing subject to the terms and provisions set forth in Sections 5.3, 5.5 and 5.6, respectively.

10.18 Time of Essence. Time is of the essence with respect to this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

PURCHASER:

PRIP 10637, LLC, a Delaware limited liability company

By:	Paladin Realty Income Properties, L.P., Delaware limited partnership

	By:	Paladin Realty Income Properties, Inc., a Maryland corporation, its general partner

		By:	/s/ Michael Lenard
Michael Lenard, Executive Vice President, Secretary and Counselor

[SIGNATURES CONTINUED ON THE FOLLOWING PAGES]

SELLER:

SHILOH CROSSING PARTNERS II, LLC, an Indiana limited liability company

By:	Buckingham Investment Corporation, an Indiana corporation, its Manager

	By:	/s/ Bradley B. Chambers
Bradley B. Chambers, President

THE COMPANY:

GLENWOOD HOUSING PARTNERS I, LLC, an Indiana limited liability company

By:	Shiloh Crossing Partners II, LLC, an Indiana limited liability company, its Manager

	By:	Buckingham Investment Corporation, an Indiana corporation, its Manager

		By:	/s/ Bradley B. Chambers
Bradley B. Chambers, President

[SIGNATURES CONTINUED ON THE FOLLOWING PAGES]

Chambers and Buckingham have executed this Agreement for the purposes set forth in Section 5.7 hereof.

/s/ Bradley B. Chambers
BRADLEY B. CHAMBERS

BUCKINGHAM INVESTMENT CORPORATION, an Indiana corporation

By:	/s/ Bradley B. Chambers
Bradley B. Chambers, President

Escrow Agent has executed this Agreement for the limited purposes set forth herein.

ESCROW AGENT:

ICE MILLER LLP

By:	/s/ Zeff A. Weiss
Zeff A. Weiss, Partner